Exhibit 10.47

WCI COMMUNITIES, INC.

2009

MANAGEMENT INCENTIVE COMPENSATION PLAN

I.	BACKGROUND

WCI has established the 2009 Management Incentive Compensation Plan (the “MICP”), which is designed to motivate certain of its key employees to meet or exceed the Company’s financial and operational goals, thereby aligning the interests of such employees with those of the Company’s stakeholders. As explained below, the payment of bonuses under the MICP is based on clearly defined performance metrics and will incentivize WCI’s key employees to continue their extraordinary services and efforts during the Company’ reorganization under Chapter 11 and to maximize the value of the Company’s assets.

II.	MICP INCENTIVE STRUCTURE

Payment of incentive bonuses under the MICP is conditioned upon the achievement of threshold (90%), target (100%) or maximum (110%) levels of certain 2009 consolidated financial objectives (the “Financial Objectives”). These Financial Objectives, which are premised upon the Company’s financial forecasts prepared in connection with obtaining postpetition financing (the “2009 DIP Budget”), include, at target levels, attaining (i) Cash Flow from Operations before land purchases of $31,887,000 (annualized) and (ii) Gross Margins on Home and Tower Sales of $17,492,000 (annualized).

Land and bulk inventory sales shall be excluded from the calculation of the “Cash Flow from Operations” Financial Objective unless such sales (whether on an individual or multiple-unit basis) were specifically included in the Debtors’ financial forecasts prepared in connection with obtaining postpetition financing. Additionally, asset impairment charges that are recorded in 2009 shall be excluded from the calculation of the “Gross Margins on Home and Tower Sales” Financial Objective.

Payouts under the MICP are determined as follows:

(i) The two Financial Objectives will be weighted equally in calculating MICP bonuses. However, no MICP bonus will be paid if the Company does not achieve at least threshold level performance of both Financial Objectives;

(ii) Threshold (90%) performance of each Financial Objective results in a 75% payment of an individual’s MICP target bonus;

(iii) Target (100%) performance of each Financial Objective results in a 100% payment of an individual’s MICP target bonus;

(iv) Maximum (110%) performance of each Financial Objective results in a 125% payment of an individual’s MICP Target bonus; and

(v) MICP bonus payouts are interpolated between levels of financial performance. For example, 95% performance of each Financial Objective results in an 87.5% payment of an individual’s MICP target bonus.

Subject to confirmation of financial performance by the Compensation Committee of WCI’s Board of Directors (the “Compensation Committee”), bonuses under the MICP (a) vest on the date (the “MICP Vesting Date”) that is the earlier of (i) the effective date of a confirmed chapter 11 plan in the Company’s Chapter 11 cases, (ii) the successful consummation of a sale of substantially all of the Company’s assets to one or more acquirers or (iii) January 1, 2010 and (b) will be paid by the Company no later than 30 days following the MICP Vesting Date.1 Participant must be employed at the time of the vesting date to be eligible for a bonus.

Calculation of bonuses earned under the MICP is based on actual cumulative financial performance as measured against; the monthly DIP Budget (see attached DIP Budget reflecting month to month financial expectations) from January 1, 2009 through and including the last complete month preceding the MICP Vesting Date (the “MICP Period”). The MICP bonus amounts assume a twelve month MICP Period; however, if the MICP Period is less than twelve months, any bonus payouts will be prorated based on the actual number of months in the MIC Period. For example, if the Company successfully emerged from Chapter 11 in mid month August 2009, the financial performance against the monthly DIP Budget through July would be used and bonus payments would be eight—twelve’s (or 2/3) of the annualized bonus earned.

III.	PARTICIPATION

Employees eligible to participate in the MICP include a total of 63 key managers (the “Participants”). The threshold, target and maximum MICP bonuses for all of the Participants total approximately $1,776,000, $2,368,000, and $2,960,000, respectively. Each Participant’s individual MICP bonus has been established based upon a percentage of base salary and the Participant’s position. During the course of the 2009 business year, WCI’s Chief Executive Officer (the “CEO”) has authority to adjust a Participant’s target bonus in the event of a material change in position, or add or replace a participant to the group of eligible MICP participants so long as (i) the combined aggregate threshold, target and maximum bonus levels are not exceeded, (ii) the MICP Participant’s adjustment, addition or replacement does not result in exceeding $25,000 or, to the extent it does exceed $25,000, the Compensation Committee has approved the adjustment, and (iii) the Company provides notice to their prepetition secured

[1]	However, with respect to six employees that hold positions at WCI of Senior Vice President or higher, all MICP bonuses earned by such employees shall be paid by the Company, or in the event the Company’s Chapter 11 cases are converted to Chapter 7, by the Chapter 7 Trustee, no later than 30 days following the earlier of (i) the effective date of a confirmed Chapter 11 plan or (ii) the successful consummation of a sale of substantially all of the Company’s assets to one or more acquirers.

lenders and the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) of any such adjustment; provided, that the prepetition secured lenders and the Creditors’ Committee shall have two (2) business days from receipt of notice of any such adjustment to object, and if such objection is not consensually resolved the Company shall be required to get Bankruptcy Court approval of such adjustment.

IV.	WAIVER OF LONG TERM INCENTIVES-CASH

In 2006 and 2007, the Compensation Committee authorized the award of certain Long Term Incentive Cash (“LTI-Cash”) awards to certain WCI management level employees. As a condition to receiving payment under the MICP, the Participants are required to waive any claims they may have for such LTI-Cash awards.

V.	APPROVALS

The MICP was approved by the Compensation Committee on November 6, 2008, and was approved by the Bankruptcy Court pursuant to orders dated January 21, 2009 and February 4, 2009.

David Fry – Interim CEO & President

Paul Appolonia – Senior Vice President
Human Resources